                                                                    EXHIBIT 23.4


                 CONSENT OF THE ROBINSON-HUMPHREY COMPANY, INC.

     We consent to the use in this Registration Statement on Form S-4 (the "Registration Statement") of our letter to the Board of Directors of Longhorn Steaks, Inc. ("LSI") included in Annex B to the Joint Proxy Statement/Prospectus that is a part of the Registration Statement, and to the references to such letter and our firm in the Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         THE ROBINSON-HUMPHREY COMPANY, INC.

Atlanta, Georgia

August 9, 1996